EXHIBIT 5.3

August 29, 2017

CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
Chattanooga, Tennessee 37421

Re:	CBL & Associates Properties, Inc.

Ladies and Gentlemen:

We have acted as counsel to CBL & Associates Properties, Inc., a Delaware corporation (the “Company”), and CBL & Associates Limited Partnership, a limited partnership formed under the laws of the State of Delaware (the “Operating Partnership”), in connection with the preparation of (i) the registration statement on Form S-3 of the Company and the Operating Partnership (Securities Act File Nos. 333-205457 and 333-205457-01) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and (ii) the Prospectus Supplement of the Company and the Operating Partnership, dated August 29, 2017, and accompanying Prospectus, dated July 2, 2015 (the “Base Prospectus”), as supplemented and amended by the Company’s Current Report on Form 8-K dated December 6, 2016 (the “December 6 8-K”) (collectively, the Base Prospectus and the Prospectus Supplement, as so supplemented and amended, the “Prospectus”), relating to the public offering of (i) $225 million aggregate principal amount of the Operating Partnership’s 5.950% Senior Notes due 2026 (the “OP Debt Securities”) and (ii) the limited guarantees of the OP Debt Securities by the Company (the “Limited Guarantees” and, collectively with the OP Debt Securities, the “Offered Securities”). Any reference to the Prospectus shall be deemed to refer to and include any documents filed by the Company after the date of the Registration Statement under the Securities Exchange Act of 1934, as amended.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records and documents as we considered appropriate including, without limitation:

(1)	the Registration Statement and the Prospectus;

(2)
the Amended and Restated Certificate of Incorporation of the Company, as presently in effect, as certified as of a recent date by a certificate of the Secretary of State of the State of Delaware (the “Delaware Secretary”);

(3)	Certificates of Good Standing with respect to the Company and the Operating Partnership issued by the Delaware Secretary as of a recent date;

(4)    the Third Amended and Restated Bylaws of the Company, as presently in effect;

(5)
the Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership, dated November 2, 2010, as further supplemented by the Certificate of Designations of the 6.625% Series E Cumulative Redeemable Preferred Units of the Operating Partnership, dated October 1, 2012;

(6)	the Certificate of Limited Partnership of the Operating Partnership, as amended and currently in effect, as certified as of a recent date by the Delaware Secretary;

(7)
(A) the Certificate of Incorporation of CBL Holdings I, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company and serves as the General Partner of the Operating Partnership (“CBL Holdings I”), as presently in effect, as certified as of a recent date by a certificate of the Delaware Secretary and (B) the Bylaws of CBL Holdings I, as presently in effect;

(8)	the Certificate of Good Standing with respect to CBL Holdings I issued by the Delaware Secretary as of a recent date;

(9)
that certain Indenture, dated November 26, 2013 (the “Base Indenture”), made by and among the Operating Partnership, the Company, as limited guarantor, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by (A) that certain First Supplemental Indenture, dated November 26, 2013 (the “First Supplemental Indenture”) and (B) that certain Second Supplemental Indenture, to be dated December 13, 2016 (the “Second Supplemental Indenture”), each made by and among the Operating Partnership, the Company, as limited guarantor, and the Trustee (such Base Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”), pursuant to which the OP Debt Securities will be issued;

(10)	the Limited Guarantee of the Company dated November 26, 2013, providing for the Limited Guarantees, and the form of the global notes evidencing the OP Debt Securities (the “Global Notes”);

(11)
that certain Underwriting Agreement, dated August 29, 2017, made by and among (A) the Company, (B) the Operating Partnership and (C) Wells Fargo Securities LLC, Jefferies LLC, and U.S. Bancorp Investments, Inc., as representatives of the several underwriters listed on Schedule A thereto (the “Underwriting Agreement”);

(12)
certain resolutions of the Board of Directors of the Company (a) duly adopted at a meeting held June 29, 2015, relating to the original filing of the Registration Statement and the Base Prospectus, (b) duly adopted at a meeting held on August 24, 2017, relating to the Prospectus and the Offered Securities and related matters, each as certified by the Secretary of the Company in the Secretary’s Certificate of CBL & Associates Properties, Inc. dated as of even date herewith (the “Secretary’s Certificate”);

(13)
certain resolutions of the Board of Directors of CBL Holdings I (a) duly adopted by unanimous written consent effective as of July 1, 2015, relating to the filing of the Registration Statement and the Base Prospectus and (b) duly adopted by unanimous written consent effective as of August 25, 2017, relating to the Prospectus and the Offered Securities and related matters, as certified by the Secretary of CBL Holdings I in the Secretary’s Certificate of CBL Holdings I, Inc. dated as of even date herewith (the “Holdings I Secretary’s Certificate”); and

(14)
certain resolutions relating to approval of the final terms of the Offered Securities and related matters (A) duly adopted by the Executive Committee of the Board of Directors of the Company effective as of August 29, 2017 and certified by the Secretary of the Company in the Secretary’s Certificate and (B) duly adopted by the Board of Directors of CBL Holdings I by unanimous written consent effective as of August 29, 2017 and certified by the Secretary of CBL Holdings I, Inc. in the Holdings I Secretary’s Certificate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, that the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, and the enforceability of all documents submitted to us against parties other than the Company. We have assumed that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of such documents, by action or omission of the parties or otherwise. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company, or upon certificates and records of public officials, without independent verification of their accuracy. We have assumed that all public records reviewed or relied upon by us or on our behalf are true and complete.

We have also assumed that the Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications set forth in this opinion, we are of the opinion that, upon the issuance and sale of the Offered Securities as described in the Prospectus and, when the Global Notes are executed by the Operating Partnership and duly authenticated by the Trustee in accordance with the terms of the Indenture:

1.	the Global Notes evidencing the OP Debt Securities will be valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms and

2.	the Limited Guarantees will be will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are also subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, preference, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally (including, without limitation, fraudulent conveyance laws); (ii) the effect of general principles of equity whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief); (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability, or of any provision requiring the payment of attorneys’ fees, where such indemnification or contribution, or payment of attorneys’ fees, is contrary to law or public policy; (iv) we express no opinion concerning the creation, validity, attachment, perfection or priority of any lien or security interest; (v) we express no opinion concerning the enforceability of (A) the potential future Subsidiary Guarantees as defined and described in Section 3.1 of the First Supplemental Indenture and in Section 3.1 of the Second Supplemental Indenture (in each case, as such term is defined therein), (B) the waiver of rights or defenses contained in Section 514 of the Indenture, or (C) any other provision of the Indenture or the Global Notes that constitute waivers that are prohibited by law prior to default; and (vi) we express no opinion with respect to whether acceleration of any of the OP Debt Securities may affect the collectability of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Husch Blackwell LLP under the caption “Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and by the laws of the State of New York. This opinion is furnished to you solely for use in connection with the Registration Statement and the Prospectus, and no opinion is expressed herein as to any matter pertaining to the contents thereof other than as expressly stated herein with respect to the Offered Securities. This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein.

Very truly yours,

Husch Blackwell LLP

/s/ Husch Blackwell LLP

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